September 12, 2000

Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549

Dear Sirs:

We have read Item 4 of Jupiter Marine International Holding, Inc.'s Form 8-K, and are in agreement with the statements contained therein. We have no basis to disagree with other statements of the registrant contained therein.

Sincerely,



Keefe, McCullough & Co., LLP